Pricing Supplement No. Preliminary Pricing Supplement - Subject to Completion (To Prospectus dated April 20, 2009 and Series L Prospectus Supplement dated April 21, 2009) February 1, 2010	Filed Pursuant to Rule 424(b)(2) Registration No. 333-158663

This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.

$

100% Principal Protected Notes, with Interest Payments Linked to the Performance of a Basket of 15 Common Stocks, due February     , 2015

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The 100% Principal Protected Notes, with Interest Payments Linked to the Performance of a Basket of 15 Common Stocks (the “notes”) are our senior unsecured debt securities. Subject to our credit risk, the notes are 100% principal protected on the maturity date.

•	The notes will be issued in denominations of whole units. Each unit will have a principal amount of $1,000.

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The notes are designed for investors who wish to receive annual interest income, where, as described below, the amount of the interest to be paid each year during the term of the notes depends on the performance of a basket of 15 common stocks (the “Basket”) from the pricing date through the applicable Coupon Determination Date (as defined below).

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The stocks included in the Basket (the “Basket Components”) are the common stocks of the following companies: Abercrombie & Fitch Co., Altria Group, Inc., Archer-Daniels-Midland Company, Barrick Gold Corporation, Caterpillar Inc., Deere & Company, General Electric Company, JPMorgan Chase & Co., McDonald’s Corporation, Monsanto Company, Motorola, Inc., The Boeing Company, United Technologies Corporation, Verizon Communications Inc., and Wal-Mart Stores, Inc.

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Interest will be paid annually on February     , 2011, February     , 2012, February     , 2013, February     , 2014, and the maturity date (each a “Coupon Payment Date,” and collectively, the “Coupon Payment Dates”). On each Coupon Payment Date, the applicable interest rate payable on the notes (the “Coupon Rate”) will equal the arithmetic average of the Stock Performance (as defined below) of each Basket Component on the applicable Coupon Determination Date.

•

In no event will the Stock Performance of any Basket Component on any Coupon Determination Date exceed the Return Cap. The Return Cap will be a percentage between 11.00% and 14.00%. The actual Return Cap will be determined on the pricing date and set forth in the final pricing supplement that will be made available in connection with sales of the notes. As a result, the Coupon Rate determined on each Coupon Determination Date will also be capped at a percentage that will be between 11.00% and 14.00%. In addition, the Stock Return for any Basket Component on any Coupon Determination Date will not be less than the “Return Floor” of -35.00%.

•	In no event will the Coupon Rate determined on any Coupon Determination Date be less than 0.00%.

•

At maturity, subject to our creditworthiness, you will receive, for each unit of your notes, a cash payment equal to the $1,000 principal amount, plus the final Coupon Payment, if any. However, if you sell your notes before maturity, you may incur a loss.

•	The notes will not be listed on any securities exchange.

•	The CUSIP number for the notes is .

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Our broker-dealer subsidiary, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), will act as our selling agent to offer the notes. MLPF&S will purchase the securities from us for distribution to other registered broker dealers or will offer the notes directly to investors. In connection with this offering, MLPF&S is acting in its capacity as a principal for your account.

	Per Unit	Total

Original Offering Price	$1,000.00	$

Underwriting discount	$30.00	$

Proceeds, before expenses, to Bank of America Corporation	$970.00	$

The notes are unsecured and are not savings accounts, deposits, or other obligations of a bank. The notes are not guaranteed by Bank of America, N.A. (“BANA”) or any other bank, are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency and involve investment risks. Potential purchasers of the notes should consider the information in “Risk Factors” beginning on page PS-11.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or passed upon the adequacy or accuracy of this pricing supplement, the accompanying prospectus supplement, or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

We will deliver the notes in book-entry form only through The Depository Trust Company on or about February     , 2010 against payment in immediately available funds.

Merrill Lynch & Co.

SUMMARY

This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the notes. You should read carefully the entire pricing supplement, prospectus supplement, and prospectus to understand fully the terms of the notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. If information in this pricing supplement is inconsistent with the prospectus supplement or prospectus, this pricing supplement will supersede those documents.

Certain capitalized terms used and not defined in this pricing supplement have the meanings ascribed to them in the prospectus supplement and prospectus.

In light of the complexity of the transaction described in this pricing supplement, you are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the notes.

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling agent is making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this pricing supplement, the accompanying prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Bank of America Corporation.

What are the notes?

The notes are senior unsecured debt securities issued by Bank of America Corporation, and are not guaranteed or insured by the FDIC or secured by collateral. The notes will rank equally with all of our other unsecured senior indebtedness from time to time outstanding, and all payments due on the notes, including any repayment of principal, will be subject to our credit risk. The notes will be issued in denominations of whole units. Each unit will have a principal amount of $1,000. The notes will mature on February    , 2015 (the “Maturity Date”).

The notes differ from traditional debt securities in that the Coupon Rate will be based on the Stock Performance of each of the Basket Components, as more fully described below. The Stock Performance of each Basket Component is limited to the Return Cap, which will be a percentage between 11.00% and 14.00%. As a result, in no event will the Coupon Rate determined on any Coupon Determination Date be greater than a percentage between 11.00% and 14.00% per annum. In addition, in no event will the Coupon Rate on any Coupon Determination Date be less than 0.00% per annum.

The notes are designed for investors who are seeking principal protection on their investment at maturity, who want to receive annual interest payments based upon the performance of the Basket, who are willing to forgo guaranteed market rates of interest for the term of their investment in the notes, and who are willing to accept that the Coupon Rate is limited to a percentage between 11.00% and 14.00% per annum and may be 0.00% per annum.

What is the Basket?

The Basket consists of the following equally-weighted Basket Components:

Basket Components	Bloomberg Ticker	Basket Weight

Abercrombie & Fitch Co.	ANF	6 2/3%

Altria Group, Inc.	MO	6 2/3%

Archer-Daniels-Midland Company	ADM	6 2/3%

Barrick Gold Corporation	ABX	6 2/3%

Caterpillar Inc.	CAT	6 2/3%

Deere & Company	DE	6 2/3%

General Electric Company	GE	6 2/3%

JPMorgan Chase & Co.	JPM	6 2/3%

McDonald’s Corporation	MCD	6 2/3%

Monsanto Company	MON	6 2/3%

Motorola, Inc.	MOT	6 2/3%

The Boeing Company	BA	6 2/3%

United Technologies Corporation	UTX	6 2/3%

Verizon Communications Inc.	VZ	6 2/3%

Wal-Mart Stores, Inc.	WMT	6 2/3%

See the section entitled “The Basket” beginning on page PS-26 for summary information as to the Basket Components, including information as to their historical trading values. However, the historical values of the Basket Components are not indicative of their future performance or the annual Coupon Rate that may be paid on the notes.

The components of the Basket are fixed as of the pricing date and are subject to change only if certain events or adjustments affect the relevant Basket Components, as described in this pricing supplement. See the section entitled “Description of the Notes—Anti-Dilution Adjustments and Reorganization Events.”

Will you have an ownership interest in the Basket Components?

No. An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the Basket Components.

Will you receive interest on the notes?

Yes, if the arithmetic average of the Stock Performance of each Basket Component for the applicable Coupon Determination Date is greater than zero. Each payment of interest (a “Coupon Payment”), if any, will be payable on the following Coupon Payment Dates: February    , 2011, February    , 2012, February    , 2013, February    , 2014, and the maturity date. For each Coupon Payment Date, the applicable Coupon Determination Date will be the third scheduled trading day (as defined below) prior to that Coupon Payment Date, subject to adjustment as described below.

How will the Coupon Payments be determined?

On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate. For each Coupon Payment Date, the applicable Coupon Rate will equal the arithmetic average of the Stock Performance of each Basket Component determined on the applicable Coupon Determination Date. The Coupon Rate will be rounded to nearest ten-thousandth and expressed as a percentage. However, in no event will the Coupon Rate be greater than a percentage between 11.00% and 14.00% per annum or less than 0.00% per annum, as described in more detail below. The minimum APY you will receive if you hold the notes until maturity is 0.00%.

Stock Performance. The Stock Performance of each Basket Component (the “Stock Performance”) on any Coupon Determination Date will be:

•	if the Stock Return (as defined below) on the Coupon Determination Date is greater than the Return Cap (as defined below), the Stock Performance will be equal to the Return Cap;

•	if the Stock Return is less than or equal to the Return Cap but greater than the “Return Floor” of -35%, the Stock Performance will be equal to the Stock Return; or

•	If the Stock Return is less than or equal to the Return Floor, the Stock Performance will be equal to the Return Floor.

With respect to each Basket Component, on any Coupon Determination Date, the Stock Return will be calculated as follows:

Final Share Price – Initial Share Price

Initial Share Price

The result will be rounded to nearest ten-thousandth and expressed as a percentage.

Return Cap. With respect to each Basket Component, the Stock Return will be capped at a percentage between 11.00% and 14.00%. The actual Return Cap will be determined on the pricing date and will be set forth in the final pricing supplement that will be made available in connection with sales of the notes. As a result of the Return Cap, the Coupon Rate for each Coupon Payment Date will also be capped at a percentage that will be between 11.00% and 14.00% per annum.

Initial Share Prices. For each Basket Component, the Initial Share Price will be the Closing Price (as defined below) of one share of that Basket Component on the pricing date.

Final Share Prices. For each Basket Component, the Final Share Price will be the Closing Price of one share of that Basket Component on the applicable Coupon Determination Date multiplied by its Price Multiplier (as defined below), as determined by the calculation agent.

Price Multipliers. The “Price Multiplier” for each Basket Component will initially be 1.00, and will be subject to adjustment for certain corporate events described below under “—Anti-Dilution Adjustments.”

Coupon Determination Dates. For each Coupon Payment Date, the applicable Coupon Determination Date will be the third scheduled trading day (as defined below) prior to that Coupon Payment Date, subject to adjustment as described below.

For examples of the calculation of the Coupon Rate applicable to any Coupon Payment Date, please see “—Examples” below.

Is the return on the notes limited in any way?

Yes. Because the Coupon Rate that is applicable to each Coupon Payment Date will equal the arithmetic average of the Stock Performance of each of the Basket Components, and the Stock Performance of each Basket Component is limited to the Return Cap, the Coupon Rate of your notes will be limited to the same rate as the Return Cap. You will not participate in any upside return of any Basket Component beyond the Return Cap.

Who will determine the Coupon Rate?

The calculation agent will make all the calculations associated with the notes, such as determining each Final Share Price, each Stock Return, each Stock Performance, and each Coupon Rate. MLPF&S, one of our subsidiaries, will act as the calculation agent for the notes. See the section entitled “Description of the Notes—Role of the Calculation Agent.”

What you will receive at maturity?

Subject to our credit risk as issuer of the notes, you will receive at maturity the principal amount per unit of the notes and the final Coupon Payment, if any. However, if you sell your notes prior to maturity, you may find that the market value per note may be less than the principal amount.

Can you sell your notes prior to maturity?

You may attempt to sell your notes prior to maturity. However, if you do, the price you may receive could be substantially less than the principal amount of the notes. Therefore, you should not rely on the ability to sell your notes at any time for any benefits, including achieving trading profits, limiting trading or other losses, realizing income prior to maturity, or having access to any proceeds prior to maturity. You may transfer the notes only with respect to a principal amount that is a multiple of $1,000.

We, or one or more of our affiliates, including MLPF&S, may maintain a secondary market in, or otherwise offer to purchase, the notes upon completion of the offering. However, neither we nor any of our affiliates is required to do so. Even if any entity maintains a secondary market in the notes, the secondary market value of the notes may not correlate with the performance of the Basket.

Who is the selling agent for the notes?

Our broker-dealer subsidiary, MLPF&S, will act as our selling agent in connection with the offering of the notes. Additional dealers will also make offers to sell the notes. In its capacity as a selling agent, MLPF&S is not your fiduciary or advisor, and you should not rely upon any communication from it in connection with the notes as investment advice or a recommendation to purchase the notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

How are the notes being offered?

We have registered the notes with the SEC in the United States. However, we are not registering the notes for public distribution in any jurisdiction other than the United States. The selling agent may solicit offers to purchase the notes from non-U.S. investors in reliance on available private placement exemptions. See the section entitled “Supplemental Plan of Distribution—Selling Restrictions” in the prospectus supplement.

How are the notes treated for U.S. federal income tax purposes?

We intend to take the position that the notes will be treated as contingent payment debt instruments for U.S. federal income tax purposes. Assuming the notes are properly treated as contingent payment debt instruments, you will be required to include income on the notes over their term based on the “comparable yield” of the notes (as defined herein under “U.S. Federal Income Tax Summary”), adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the contingent payments on the notes. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

If you are a Non-U.S. Holder, payments on the notes generally will not be subject to U.S. federal income or withholding tax, as long as you provide us with the required completed tax forms.

See the section entitled “U.S. Federal Income Tax Summary.”

Will the notes be listed on an exchange?

No. The notes will not be listed on any securities exchange and a market for them may never develop.

Does ERISA impose any limitations on purchases of the notes?

Yes. An employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (commonly referred to as “ERISA”), or a plan that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the “Code,” including individual retirement accounts, individual retirement annuities or Keogh plans, or any entity the assets of which are deemed to be “plan assets” under the ERISA regulations, should not purchase, hold, or dispose of the notes unless that plan or entity has determined that its purchase, holding, or disposition of the notes will not constitute a prohibited transaction under ERISA or Section 4975 of the Code.

Any plan or entity purchasing the notes will be deemed to be representing that it has made such determination, or that a prohibited transaction class exemption (“PTCE”) or other statutory or administrative exemption exists and can be relied upon by such plan or entity. See the section entitled “ERISA Considerations.”

Are there any risks associated with your investment?

Yes. An investment in the notes is subject to risk. Please refer to the section entitled “Risk Factors” beginning on page PS-11 of this pricing supplement and page S-4 of the prospectus supplement.

Examples

Set forth below is an example of the calculation of the hypothetical Coupon Rates (rounded to nearest ten-thousandth and expressed as percentages) determined on each of the Coupon Determination Dates, assuming a hypothetical Return Cap of 12.50% (the midpoint of the Return Cap range of 11.00% to 14.00%). The hypothetical Initial Share Prices set forth in this section are based on the Closing Prices of the Basket Components on January 22, 2010.

On the first Coupon Determination Date, the hypothetical Stock Return of each Basket Component is -35.00% or less. Because of the Return Floor, the Stock Performance of each Basket Component is set to -35.00%, resulting in an average of -35.00%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than 0.00%, the hypothetical Coupon Rate for February    , 2011 is 0.00%.

On the second Coupon Determination Date, the hypothetical Stock Return of each Basket Component is between -35.00% and 12.50%. The hypothetical Stock Returns of eight Basket Components are negative, and the hypothetical Stock Returns of the other seven Basket Components are positive. The arithmetic average of the hypothetical Stock Performance of each Basket Component is -5.00%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than 0%, the hypothetical Coupon Rate for February    , 2012 is 0.00%.

On the third Coupon Determination Date, the hypothetical Stock Return of one Basket Component is negative but greater than -35.00%, and the hypothetical Stock Return of each of the other Basket Components is positive but less than the Return Cap. The arithmetic average of the hypothetical Stock Performance of each Basket Component is 5.13%. Therefore, the hypothetical Coupon Rate for February    , 2013 is 5.13%.

On the fourth Coupon Determination Date, the hypothetical Stock Return of one Basket Component is less than -35.00%. Because of the Return Floor, the Stock Performance of that Basket Component is set to -35.00%. The hypothetical Stock Return of each of the other Basket Components is positive, with the hypothetical Stock Return of one of the other Basket Components greater than 12.50%. Because of the Return Cap, the Stock Performance of that Basket Component is set to 12.50%. The arithmetic average of the hypothetical Stock Performance of each Basket Component is -0.14%. However, because in no event will the Coupon Rate determined on any Coupon Determination Date be less than 0.00%, the hypothetical Coupon Rate for February    , 2014 is 0.00%.

On the fifth and final Coupon Determination Date, the hypothetical Stock Return of each Basket Component is positive and greater than the Return Cap. Because of the Return Cap, the Stock Performance of each Basket Component is set to 12.50%, resulting in an average of 12.50%. Therefore, the hypothetical Coupon Rate for February    , 2015 is 12.50%.

		Year 1			Year 2			Year 3
Basket Components	Initial Share Price	Final Share Price	Stock Return	Stock Perfor -mance	Final Share Price	Stock Return	Stock Perfor -mance	Final Share Price	Stock Return	Stock Perfor -mance

Abercrombie & Fitch Co.	29.98	17.99	-39.99%	-35.00%	29.68	-1.00%	-1.00%	29.98	0.00%	0.00%

Altria Group, Inc.	19.71	11.43	-42.01%	-35.00%	20.30	2.99%	2.99%	21.09	7.00%	7.00%

Archer-Daniels-Midland Company	30.47	17.67	-42.01%	-35.00%	33.52	10.01%	10.01%	32.91	8.01%	8.01%

Barrick Gold Corporation	36.50	18.25	-50.00%	-35.00%	30.30	-16.99%	-16.99%	38.69	6.00%	6.00%

Caterpillar Inc.	54.25	29.30	-45.99%	-35.00%	39.06	-28.00%	-28.00%	54.79	1.00%	1.00%

Deere & Company	53.02	32.87	-38.00%	-35.00%	55.67	5.00%	5.00%	55.14	4.00%	4.00%

General Electric Company	16.11	9.02	-44.01%	-35.00%	15.47	-3.97%	-3.97%	17.40	8.01%	8.01%

JPMorgan Chase & Co.	39.16	23.89	-38.99%	-35.00%	32.50	-17.01%	-17.01%	42.68	8.99%	8.99%

McDonald’s Corporation	63.39	36.77	-41.99%	-35.00%	43.74	-31.00%	-31.00%	70.36	11.00%	11.00%

Monsanto Company	77.89	45.96	-40.99%	-35.00%	84.90	9.00%	9.00%	81.01	4.01%	4.01%

Motorola, Inc.	7.21	3.75	-47.99%	-35.00%	7.64	5.96%	5.96%	7.35	1.94%	1.94%

The Boeing Company	57.77	33.51	-41.99%	-35.00%	43.91	-23.99%	-23.99%	63.55	10.01%	10.01%

United Technologies Corporation	69.08	44.90	-35.00%	-35.00%	66.32	-4.00%	-4.00%	71.84	4.00%	4.00%

Verizon Communications Inc.	30.34	18.20	-40.01%	-35.00%	32.46	6.99%	6.99%	29.73	-2.01%	-2.01%

Wal-Mart Stores, Inc.	52.94	33.88	-36.00%	-35.00%	58.76	10.99%	10.99%	55.59	5.01%	5.01%

Arithmetic Average of the Hypothetical Stock Performance of each Basket Component:				-35.00%			-5.00%			5.13%

Hypothetical Coupon Rate:				0.00%			0.00%			5.13%

		Year 4			Year 5
Basket Components	Initial Share Price	Final Share Price	Stock Return	Stock Performance	Final Share Price	Stock Return	Stock Performance

Abercrombie & Fitch Co.	29.98	17.99	-39.99%	-35.00%	37.77	25.98%	12.50%

Altria Group, Inc.	19.71	23.26	18.01%	12.50%	22.27	12.99%	12.50%

Archer-Daniels-Midland Company	30.47	31.06	1.94%	1.94%	36.87	21.00%	12.50%

Barrick Gold Corporation	36.50	37.27	2.11%	2.11%	41.98	15.01%	12.50%

Caterpillar Inc.	54.25	55.20	1.75%	1.75%	66.19	22.01%	12.50%

Deere & Company	53.02	53.55	1.00%	1.00%	61.61	16.20%	12.50%

General Electric Company	16.11	16.17	0.37%	0.37%	18.85	17.01%	12.50%

JPMorgan Chase & Co.	39.16	40.26	2.81%	2.81%	48.95	25.00%	12.50%

McDonald’s Corporation	63.39	64.78	2.19%	2.19%	72.26	13.99%	12.50%

Monsanto Company	77.89	78.82	1.19%	1.19%	88.02	13.01%	12.50%

Motorola, Inc.	7.21	7.27	0.83%	0.83%	8.33	15.53%	12.50%

The Boeing Company	57.77	59.50	2.99%	2.99%	67.01	15.99%	12.50%

United Technologies Corporation	69.08	70.36	1.85%	1.85%	80.82	16.99%	12.50%

Verizon Communications Inc.	30.34	30.67	1.09%	1.09%	34.28	12.99%	12.50%

Wal-Mart Stores, Inc.	52.94	53.12	0.34%	0.34%	66.70	25.99%	12.50%

Arithmetic Average of the Hypothetical Stock Performance of each Basket Component:				-0.14%			12.50%

Hypothetical Coupon Rate:				0.00%			12.50%

RISK FACTORS

Your investment in the notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

General Risks Relating to the Notes

You may not receive any interest payment on one or more Coupon Payment Dates. Other than the principal amount of the notes that you will be entitled to receive on the maturity date, the only return, if any, that you will be entitled to receive on the notes will be the Coupon Payments payable on the Coupon Payment Dates. The amount of each interest payment on the notes, if any, will depend on the Stock Performance of each Basket Component. If the arithmetic average of the Stock Performance of the Basket Components is zero or negative as of any Coupon Determination Date, you will not receive any Coupon Payment on the applicable Coupon Payment Date. It is possible that you will not receive any Coupon Payments during the entire term of the notes.

Your yield may be less than the yield on a conventional debt security of comparable maturity. The yield that you will receive on the notes on the Coupon Payment Dates, which could be zero, may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the notes may not reflect the full opportunity cost to you when you consider factors that affect the time value of money, including inflation.

The Coupon Rate that will be applicable to each Coupon Payment Date is limited to the same rate as the Return Cap. The Coupon Rate that is applicable to any Coupon Payment Date will equal the arithmetic average of the Stock Performance of each Basket Component determined on the applicable Coupon Determination Date. The Stock Performance of each Basket Component is limited to the Return Cap. As a result, the applicable Coupon Rate for any Coupon Payment Date will be limited to the same rate as the Return Cap. In other words, you will not participate in any upside return of any Basket Component beyond the Return Cap.

Your investment return may be less than a comparable investment directly in the Basket or the Basket Components. For each Coupon Payment Date, the applicable Coupon Rate will equal the arithmetic average of the Stock Performance of each Basket Component determined on the applicable Coupon Determination Date. In no event will the Stock Performance of any Basket Component on any Coupon Determination Date exceed the Return Cap. As a result, the applicable Coupon Rate for each Coupon Payment Date will be limited to the same rate as the Return Cap. In contrast, a direct investment in the Basket or the Basket Components would allow you to receive the full benefit of any appreciation in the value of the Basket or the Basket Components, and could exceed the return of the notes.

Your return on the notes, if any, also will not reflect the return you would realize if you actually owned the Basket Components and received the dividends paid or distributions made on them because the Coupon Rate will be calculated without taking into consideration the value of those dividends or distributions, or any other rights with respect to the Basket Components.

Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes. The notes are our senior unsecured debt securities. As a result, your receipt of the Coupon Payments on each Coupon Payment Date and the principal amount at maturity is dependent upon our ability to repay our obligations on those dates. This will be the case even if the value of each Basket Component increases after the pricing date. No assurance can be given as to what our financial condition will be at any time during the term of the notes.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated changes in our credit ratings prior to each Coupon Payment Date and the maturity date may affect the market value of the notes. However, because your return on the notes depends upon factors in addition to our ability to pay our obligations, such as the Stock Performance of the Basket Components, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

You must rely on your own evaluation of the merits of an investment linked to the Basket Components. In the ordinary course of their businesses, our affiliates, including MLPF&S, may have expressed views on expected movements in one or more of the Basket Components, as the case may be, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to the Basket Components may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the Basket Components from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agent with compensation for its services, we have considered the costs of developing, hedging, and distributing the notes. In determining the economic terms of the notes, and consequently their potential return to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging, and offering the notes. In structuring the economic terms of notes, we seek to provide you with what we believe to be commercially reasonable terms and to provide the selling agent with compensation for its services in developing and offering the notes, as applicable. The price, if any, at which you could sell your notes in any secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the notes, namely the underwriting discount and other costs associated with the notes, and compensation for developing and hedging the notes. The quoted price of the selling agent, any of our other affiliates, or any other broker dealer for the notes could be higher or lower than the Original Offering Price.

Assuming there is no change in the market value of the Basket Components and no change in market conditions or any other relevant factors, the price, if any, at which the selling agent or another purchaser might be willing to purchase your notes in a secondary market transaction is expected to be lower than the Original Offering Price. This is due to, among other things, the fact that the Original Offering Price includes, and secondary market prices are likely to exclude, the underwriting discount with respect to, and the development and hedging costs associated with, the notes.

We cannot assure you that a trading market for your notes will ever develop or be maintained. We will not list the notes on any securities exchange. We cannot predict how the notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the notes will depend on our financial performance and other factors, including changes in the value of the Basket Components. The number of potential buyers of your notes in any secondary market may be limited. We, the selling agent, or one of our other affiliates may act as a market-maker for the notes, but none of us are required to do so. We or any such entity may discontinue market-making activities as to the notes at any time. To the extent that we, the selling agent, or one of our other affiliates engages in any market-making activities, it may bid for or offer the notes. Any price at which such a market-maker may bid for, offer, purchase, or sell any notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the notes might otherwise trade in the market.

In addition, if at any time we, the selling agent, or one of our other affiliates ceases to act as a market-maker for the notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the notes could be sold likely would be lower than if an active market existed.

The Coupon Payments will not be affected by all developments relating to the Basket Components. Changes in the value of the Basket Components during the term of the notes in between the pricing date and the applicable Coupon Determination Date will not be reflected in the calculation of the applicable Coupon Rate. The calculation agent will calculate each Coupon Rate by comparing only the Initial Share Price of each Basket Component as of the pricing date to its Final Share Price as of the applicable Coupon Determination Date. The value of the Basket Components on days other than the Coupon Determination Dates will not be taken into account. As a result, you may not receive a Coupon

Payment on a Coupon Payment Date, even if the value of one or more Basket Components has increased at certain time prior to the applicable Coupon Determination Date before decreasing to a value equal to or below its respective Initial Share Price as of that Coupon Determination Date.

Changes in the value of one or more of the Basket Components may be offset by changes in the value of one or more of the other Basket Components. The applicable Coupon Rate for each Coupon Payment Date will equal the arithmetic average of the Stock Performance of each Basket Component determined on the applicable Coupon Determination Date. Therefore, a change in the value of one or more of the Basket Components on the applicable Coupon Determination Date may not correlate with changes in the value of one or more of the other Basket Components. The value of one or more Basket Components may increase, while the value of one or more of the other Basket Components may not increase as much, or may even decrease. Therefore, in calculating the Coupon Rate as of the applicable Coupon Determination Date, increases in the value of one or more of the Basket Components may be moderated, or wholly offset, by lesser increases or decreases in the value of one or more of the other Basket Components. In addition, because the Return Floor is -35%, while the Return Cap will not exceed 11% to 14%, the Stock Performance of any one Basket Component that performs extremely poorly (less than -11% to -14%) cannot be offset by the Stock Performance of any single Basket Component.

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price. Unlike savings accounts, certificates of deposit, and other similar investment products, you have no right to have your notes redeemed prior to maturity. If you wish to liquidate your investment in the notes prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your notes or no market at all. Even if you were able to sell your notes, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe the expected impact on the market value of the notes from a change in a specific factor, assuming all other conditions remain constant.

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Value of the Basket Components. Because the applicable Coupon Rate on any Coupon Payment Date is determined by reference to the Stock Performance of each Basket Component determined on the applicable Coupon Determination Date, we anticipate that the market value of the notes at any time will depend to a large extent on the value of the Basket Components. The value of the Basket Components will be influenced by complex and interrelated political, economic, financial, and other factors that affect the capital markets generally, and the markets on which the Basket Components are traded. Even if the value of each of the Basket Components increases after the pricing date, if you are able to sell the notes before their maturity date, you may receive substantially less than the Original Offering Price because of the anticipation that the value of the Basket Components will continue to fluctuate as of each remaining Coupon Determination Date. If you sell your notes when the value of the Basket Components is less than, or not sufficiently above their value as of the pricing date, then you may receive less than the Original Offering Price of the notes. In general, the market value of the notes will decrease as the value of the Basket Components decrease, and increase as the value of the Basket Components increase. However, as the value of the Basket Components increases or decreases, the market value of the notes is not expected to increase or decrease at the same rate. In addition, because the Coupon Rate will be limited to the same rate as the Return Cap, we expect that the market value of the notes in any secondary market will also be limited.

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Volatility of the Basket Components. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Basket Components during the term of the notes may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the notes. Increases or decreases in the volatility of the Basket Components may have an adverse impact on the market value of the notes.

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Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, regulatory, and judicial events that affect stock markets generally, may affect the Stock Performance of one or more of the Basket Components and the value of the notes.

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Interest Rates. We expect that changes in interest rates will affect the market value of the notes. In general, if U.S. interest rates increase, we expect that the market value of the notes will decrease, and conversely, if U.S. interest rates decrease, we expect that the market value of the notes will increase. The level of prevailing interest rates also may affect the U.S. economy and, in turn, the Stock Performance of one or more of the Basket Components.

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Dividend Yields. In general, if dividend yields on the Basket Components increase, we anticipate that the market value of the notes will decrease; conversely, if those dividend yields decrease, we anticipate that the market value of the notes will increase.

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Time to Maturity. We anticipate that the notes may have a market value that may be different from that which would be expected based on the levels of market interest rates and the value of the Basket Components. This difference will reflect a time premium or discount due to expectations concerning the Basket Components before the maturity date. For example, during the final interest period for the notes, as the time remaining to maturity decreases, the value of the notes will approach the amount that would be payable at maturity based on the then-current value of the Basket Components.

Purchases and sales by us and our affiliates may affect your return. We, the selling agent, as well as any of our other affiliates, may from time to time buy or sell one or more of the Basket Components, or futures or options contracts on one or more of the Basket Components, for our own accounts for business reasons. We also expect to enter into these transactions in connection with hedging our obligations under the notes. These transactions could affect the Stock Performance of one or more of the Basket Components and, in turn, the applicable Coupon Rate on a Coupon Payment Date in a manner that could be adverse to your investment in the notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the pricing date may temporarily increase or decrease the Initial Share Price of one or more of the Basket Components. Temporary increases or decreases in the Initial Share Prices of the Basket Components may also occur as a result of the purchasing activities of other market participants. Consequently, the value of one or more Basket Components may change after the pricing date, affecting the value of the Basket Components and therefore the market value of the notes.

Our trading and hedging activities may create conflicts of interest with you. We or one or more of our affiliates, including MLPF&S, may engage in trading activities related to the Basket Components that are not for your account or on your behalf. We and our affiliates from time to time may buy or sell the Basket Components or related futures or options contracts for our or their own accounts, for business reasons, or in connection with hedging our obligations under the notes. We also may issue, or our affiliates may underwrite, other financial instruments with returns based upon the Basket or one or more of the Basket Components. These trading and underwriting activities could affect the Basket or the Basket Components in a manner that would be adverse to your investment in the notes.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Coupon Payments due on the notes. We may seek competitive terms in entering into the hedging arrangements for the notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

We or our affiliates may enter into these transactions on or prior to the pricing date in order to hedge some or all of our obligations under the notes. This hedging activity could increase the Initial Share Prices of the Basket Components on the pricing date.

In addition, from time to time during the term of the notes and in connection with the determination of each applicable Coupon Rate, we or our affiliates may enter into additional hedging transactions or adjust or close out existing hedging transactions. We or our affiliates also may enter into hedging transactions relating to other notes or instruments that we issue, some of which may have returns calculated in a manner related to that of the notes. We or our affiliates will price these hedging transactions with the intent to realize a profit, considering the risks inherent in these hedging activities, whether the value of the notes increases or decreases. However, these hedging activities may result in a profit that is more or less than initially expected, or could result in a loss.

These trading activities may present a conflict of interest between your interest in the notes and the interests we and our affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our other customers, and in accounts under our management. These trading activities, if they influence the Basket or the Basket Components or secondary trading in the notes, could be adverse to your interests as a beneficial owner of the notes.

Our hedging activities may affect your return on the notes and their market value. We, or one or more of our affiliates, including MLPF&S, may engage in hedging activities that may affect the Stock Performance of one or more of the Basket Components. Accordingly, our hedging activities may increase or decrease the Coupon Rate that is applicable for any Coupon Payment Date and the market value of the notes. In addition, we or one or more of our affiliates, including MLPF&S, may purchase or otherwise acquire a long or short position in the notes. We or any of our affiliates, including MLPF&S, may hold or resell the notes. Although we have no reason to believe that any of those activities will have a material impact on the Stock Performance of any Basket Component, we cannot assure you that these activities will not affect the Coupon Rate or the market value of the notes prior to maturity.

The Final Share Price of each Basket Component determined on any Coupon Determination Date is not subject to adjustment for all corporate events. The Price Multiplier of each Basket Component, and therefore its Final Share Price, may be adjusted for the specified corporate events affecting the Basket Component described in the section entitled “Description of the Notes—Anti-Dilution Adjustments and Reorganization Events.” However, these adjustments do not cover all corporate events that could affect the value of the Basket Components, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event not described under “Description of the Notes—Anti-Dilution Adjustments and Reorganization Events” may adversely affect the determination of the applicable Coupon Rate, and, as a result, the market value of the notes.

There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent. MLPF&S, one of our subsidiaries, will be the calculation agent for the notes and, as such, will determine each Final Share Price, each Stock Return, each Stock Performance, and each Coupon Rate. Under some circumstances, these duties could result in a conflict of interest between MLPF&S’s status as our subsidiary and its responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a “Market Disruption Event” has occurred, in connection with the calculation agent’s determination of adjustment to the Price Multiplier for any Basket Component if certain corporate events occur. See the sections entitled “Description of the Notes—Market Disruption Events” and “—Anti-Dilution Adjustments and Reorganization Events.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we expect to control the calculation agent, potential conflicts of interest could arise.

Bank of America employees who purchase the notes must comply with policies that may limit their ability to trade the notes, and that may affect the value of their notes. If you are our employee or an employee of one of our affiliates, you may only acquire the notes for investment purposes, and you must comply with all of our internal policies and procedures, including those of the applicable entity or division with which you are employed. Because these policies and procedures may limit the dates and times that you may effect the transactions in the notes, you may not be able to purchase any of the notes from us, and your ability to trade or sell any of the notes in any secondary market for the notes may be limited.

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. No statutory, judicial, or administrative authority directly addresses the characterization of the notes or securities similar to the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. We intend to take the position that the notes will be treated as “contingent payment debt instruments,” as described under “U.S. Federal Income Tax Summary.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the notes, the timing and character of income or loss with respect to the notes may differ. No ruling will be requested from the IRS with respect to the notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.”

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the notes.

Risks Relating to the Basket

The issuers of the Basket Components have no obligations relating to the notes and we will not perform any due diligence procedures with respect to these issuers. We will not control the issuers of the Basket Components, and these issuers will not have authorized or approved the notes in any way. Furthermore, the issuers of the Basket Components will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the notes into consideration for any reason. The issuers of the Basket Components will not receive any of the proceeds from the offering of the notes, and will not be responsible for, or participate in, the offering of the notes. The issuers of the Basket Components will not be responsible for, or participate in, the determination or calculation of the Coupon Payments on the notes.

None of us, MLPF&S, or any of our other affiliates will conduct any due diligence inquiry with respect to the issuers of the Basket Components in connection with the offering of the notes. None of us, MLPF&S, or any of our other affiliates makes any representation as to the completeness or accuracy of publicly available information regarding these issuers or as to the future performance of any Basket Component. Any prospective purchaser of the notes should undertake such independent investigation of the issuers of the Basket Components as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

You will have no rights as a holder of any of the Basket Components, you will have no rights to receive any of the Basket Components, and you will not be entitled to dividends or other distributions by the issuers of the Basket Components. The notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the notes will not make you a holder of any of the Basket Components. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to those securities. As a result, the return on the notes may not reflect the return you would realize if you actually owned those securities and received the dividends paid or other distributions made in connection with them. This is because the calculation agent will calculate the applicable Coupon Rate for each Coupon Payment Date only by reference to the Closing Prices of these securities on the applicable Coupon Determination Date. Your notes will be paid in cash and you have no right to receive delivery of any of these securities.

Although we or our subsidiaries may from time to time hold one or more of the securities in the Basket, we do not control any company included in the Basket and are not responsible for any disclosure made by any other company. We currently, or in the future, may hold shares of the Basket Components or may engage in business with one or more of the issuers of the Basket Components. However, none of us, the selling agent, or any of our other affiliates has the ability to control the actions of any of these companies or assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. You should make your own investigation into the Basket Components.

Our business activities relating to the issuers of the Basket Components may create conflicts of interest with you. We and our affiliates, including MLPF&S, at the time of the offering of the notes or in the future, may engage in business with the issuers of the Basket Components, including making loans to, equity investments in, or providing investment banking, asset management, or other services to those companies, their affiliates, and their competitors. In connection with these activities, we, MLPF&S, or any of our other affiliates, may receive information about those companies that we will not divulge to you or other third parties. One or more of our affiliates, including MLPF&S, have published, and in the future may publish, research reports on one or more of these companies. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. None of us, MLPF&S, or any of our other affiliates makes any representation to any purchasers of the notes regarding any matters whatsoever relating to the issuers of the Basket Components. Any prospective purchaser of the notes should undertake an independent investigation of the issuers of the Basket Components as in its judgment is appropriate to make an informed decision regarding an investment in the notes. The composition of the Basket does not reflect any investment recommendations from us or our subsidiaries.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes for the purposes described in the accompanying prospectus under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the notes.

DESCRIPTION OF THE NOTES

General

The notes are part of a series of medium-term notes entitled “Medium-Term Notes, Series L” that will be issued under the Senior Indenture, as amended and supplemented from time to time. The Senior Indenture is described more fully in the accompanying prospectus supplement and prospectus. The following description of the notes supplements the description of the general terms and provisions of the notes and debt securities set forth under the headings “Description of the Notes” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with this pricing supplement.

The aggregate principal amount of the notes is $            . The notes will be issued in denominations of whole units. Each unit will have a principal amount of $1,000. The notes will mature on February     , 2015.

The notes will have 100% principal protection on the maturity date, subject to our creditworthiness.

The notes will be issued in book-entry form only. The CUSIP number for the notes is             .

If any Coupon Payment Date or the maturity date of the notes falls on a day that is not a business day, the required payment will be made on the next business day. No additional interest will accrue on the applicable payment as a result of that postponement.

“Business day” means any day other than a day on which banking institutions in New York, New York are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Interest

On each Coupon Payment Date, the Coupon Payment will equal the product of the principal amount and the applicable Coupon Rate. For each Coupon Payment Date, the applicable Coupon Rate will equal the arithmetic average of the Stock Performance of each Basket Component determined on the applicable Coupon Determination Date. The Coupon Rate will be rounded to nearest ten-thousandth and expressed as a percentage. In no event will the Coupon Rate determined on any Coupon Determination Date be less than 0.00% per annum. The minimum APY you will receive if you hold the notes until maturity is 0.00%.

Stock Performance. The Stock Performance of each Basket Component on any Coupon Determination Date will be:

•	if the Stock Return on the Coupon Determination Date is greater than the Return Cap, the Stock Performance will be equal to the Return Cap;

•	if the Stock Return is less than or equal to the Return Cap but greater than the Return Floor of -35%, the Stock Performance will be equal to the Stock Return; or

•	If the Stock Return is less than or equal to the Return Floor, the Stock Performance will be equal to the Return Floor.

With respect to each Basket Component, on any Coupon Determination Date, the Stock Return will be calculated as follows:

Final Share Price – Initial Share Price

Initial Share Price

The Stock Return will be rounded to nearest ten-thousandth and expressed as a percentage.

Return Cap. With respect to each Basket Component, the Stock Return will be capped at the Return Cap, which will be a percentage between 11.00% and 14.00%. The actual Return Cap will be determined on the pricing date. As a result of the Return Cap, the Coupon Rate that is applicable to each Coupon Payment Date will also be capped at a percentage that will be equal to the Return Cap.

Initial Share Prices. For each Basket Component, the Initial Share Price will be the Closing Price of one share of that Basket Component on the pricing date.

Final Share Prices. For each Basket Component, the Final Share Price will be the Closing Price of one share of that Basket Component on the applicable Coupon Determination Date multiplied by its Price Multiplier, as determined by the calculation agent.

Coupon Payment Dates. Interest will be paid annually on February     , 2011, February     , 2012, February     , 2013, February     , 2014, and the maturity date, subject to postponement as described below.

Coupon Determination Dates. The Coupon Determination Dates will be February     , 2011, February     , 2012, February     , 2013, February     , 2014, and February     , 2015, subject to adjustment as described below.

Price Multipliers. The “Price Multiplier” for each Basket Component will initially be 1.00, and will be subject to adjustment for certain corporate events described below under “—Anti-Dilution Adjustments.”

Record Dates. For as long as the notes are held in book-entry only form, the record date for each Coupon Payment will be the business day prior to the applicable Coupon Payment Date.

The Closing Price

The “Closing Price” of each Basket Component on any trading day means:

a.	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which the Basket Component is listed or admitted to trading (without taking into account any extended or after-hours trading session);

b.	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other U.S. quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

c.	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other U.S. quotation medium or inter-dealer quotation system, then the Closing Price will be the arithmetic mean of the bid prices on that day from as many dealers in that Basket Component, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market of the Basket Component on that date (without taking into account any extended or after-hours trading session), or if there are no such bids available to the calculation agent, then the Closing Price will be determined by the calculation agent in its sole discretion and reasonable judgment.

A “trading day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the NYSE, NASDAQ, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market.

If, for any Basket Component (an “Affected Basket Component”), (i) a Market Disruption Event occurs on any scheduled Coupon Determination Date or (ii) any scheduled Coupon Determination Date is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise (any such day in either (i) or (ii) being a “non-calculation day”), the calculation agent will determine the Closing Price of each Basket Component for such non-calculation day, and as a result, each Final Share Price, as follows:

•	The Closing Price of each Basket Component that is not an Affected Basket Component will be its closing price on such non-calculation day.

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The Closing Price of each Basket Component that is an Affected Basket Component for the applicable non-calculation day will be deemed to be the closing price of that Basket Component on the next succeeding trading day or the next succeeding trading day when the Market Disruption Event ceases, whichever is applicable. The applicable Coupon Payment Date or the maturity date, as applicable, will also be postponed by the same number of business days.

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In no event will the determination of any Closing Price be postponed for more than three business days. If the third scheduled trading day after the applicable Coupon Determination Date is a non-calculation day as to any Affected Basket Component, the Closing Price of each Affected Basket Component will be determined (or, if not determinable, estimated) by the calculation agent on that day in a manner which the calculation agent considers commercially reasonable under the circumstances.

Payment on the Maturity Date

At maturity, in addition to the final Coupon Payment, determined as described above, you will receive the principal amount per unit of the notes that you hold, denominated in U.S. dollars, subject to our credit risk as issuer of the notes.

Market Disruption Events

“Market Disruption Event” means one or more of the following events with respect to any Basket Component, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the Basket Component on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades futures contracts or options contracts related to the Basket Component as determined by the calculation agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in futures contracts or options contracts related to the Basket Component.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Basket Component, will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the Basket Component, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those futures or options contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts related to that Basket Component;

(iv)	subject to paragraph (iii) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	for the purpose of clauses (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

Anti-Dilution Adjustments and Reorganization Events

The calculation agent, in its sole discretion, may adjust the Price Multiplier for any Basket Component, and therefore, its Final Share Price, if an event described below occurs on or before the applicable Coupon Determination Date and the calculation agent determines that such an event has a diluting or concentrative effect on the theoretical value of that Basket Component. The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. As a result of these adjustments, a Basket Component’s Price Multiplier for one or more Coupon Determination Dates may be different from its Price Multiplier for one or more other Coupon Determination Dates.

No adjustments to a Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect.

No adjustments to any Price Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to a Price Multiplier to reflect changes occurring in relation to the applicable Basket Component or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Price per share of a Basket Component.

The calculation agent will be solely responsible for the determination and calculation of any adjustments to each Price Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments will be made for certain other events, such as offerings of common stock by the issuer of a Basket Component for cash or in connection with the occurrence of a partial tender or exchange offer for a Basket Component by its issuer.

We will provide, within ten business days following the occurrence of an event that requires an adjustment to a Price Multiplier, or, if later, within ten business days following the date on which we become aware of this occurrence, written notice to the holders of the notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Price Multiplier.

Anti-Dilution Adjustments

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier of each Basket Component, and hence its Final Share Price, as a result of certain events related to that Basket Component, which include, but is not limited to, the following:

Stock Splits and Reverse Stock Splits. If a Basket Component is subject to a stock split or reverse stock split, then once any split has become effective, its Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Basket Component before the effective date of such stock split or reverse stock split would have owned immediately following the applicable effective date.

Stock Dividends. If a Basket Component is subject to a (i) stock dividend (i.e., issuance of additional shares of the Basket Component) that is given ratably to all holders of record of the Basket Component or (ii) distribution of additional shares of the Basket Component as a result of the triggering of any provision of the organizational documents of its issuer, then, once the dividend has become effective and the Basket Component is trading ex-dividend, its Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Basket Component which a holder of one share of the Basket Component before the date the dividend became effective and shares of the Basket Component traded ex-dividend would have owned immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Basket Component paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends. There will be no adjustments to any Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the applicable Basket Component other than Extraordinary Dividends, as described below, and distributions described under the sections entitled “—Anti-Dilution Adjustments—Issuance of Transferrable Rights or Warrants” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to a Basket Component, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the issuer of the Basket Component’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs with respect to a Basket Component, its Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Price per share of the Basket Component on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price per share of the Basket Component on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for a Basket Component will equal:

•	in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Basket Component of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Basket Component; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Basket Component of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on a Basket Component described in section “—Issuance of Transferable Rights or Warrants” and clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitute an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If the issuer of a Basket Component issues transferable rights or warrants to all holders of record of the Basket Component to subscribe for or purchase the Basket Component, including new or existing rights to purchase the Basket Component under a shareholder’s rights plan or arrangement, then its Price Multiplier will be adjusted on the business day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of the Basket Component that can be purchased with the cash value of those warrants or rights distributed on one share of the Basket Component.

The number of shares that can be purchased will be based on the Closing Price of the Basket Component on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right, or, if the warrants or rights are not traded on a registered national securities exchange, will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

For any Basket Component, if prior to the maturity date of the notes:

(a)	there occurs any reclassification or change of the Basket Component, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Basket Component;

(b)	the issuer of the Basket Component, or any surviving entity or subsequent surviving entity of the issuer (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the issuer of the Basket Component or any Successor Entity with another corporation occurs, other than under clause (b) above;

(d)	the issuer of the Basket Component is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

(e)	the issuer of the Basket Component issues to all of its shareholders securities of an issuer other than the issuer of the Basket Component, including equity securities of subsidiaries or affiliates of the issuer, other than in a transaction described in clauses (b), (c), or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the issuer of the Basket Component;

(g)	there occurs any reclassification or change of the Basket Component that results in a transfer or a irrevocable commitment to transfer all such shares of the Basket Component outstanding to another entity or person;

(h)	the issuer of the Basket Component or any Successor Entity has been subject to a merger, combination, or consolidation and is the surviving entity, but the termination results in the outstanding shares of the Basket Component (other than shares owned or controlled by the other party to such merger, combination, or consolidation) immediately prior to such event collectively representing less than 50% of the outstanding shares of the Basket Component immediately following such event; or

(i)	the issuer of the Basket Component ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act of 1934 (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier of that Basket Component or to the method of determining the applicable Stock Return or any other terms of the notes as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the notes of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate, or liquidity relevant to the Basket Component or to the notes), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Basket Component traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the notes to be accelerated to the fifth business day following the date of that determination and the final payment of interest on the notes will be calculated (and prorated for the completed portion of the applicable interest period) as though the date of early repayment were the stated maturity date of the notes and as though the final Coupon Determination Date were the fifth business day prior to the date of acceleration. However, you will not be entitled to any interest that would have accrued had the notes not been accelerated.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to a Price Multiplier or to the method of determining the applicable Coupon Rate described in this section, but may instead make adjustments in its discretion to each Price Multiplier or the method of determining the applicable Coupon Rate that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the applicable Basket Component or any successor common stock. We will provide notice of that election to the holders of record of the notes not more than two trading days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the applicable Basket Component and will detail in that notice the actual adjustment made to the applicable Price Multiplier or to the method of determining the applicable Coupon Rate. For the avoidance of doubt, any delay in furnishing such notice will not impact the validity of the calculation agent’s determination.

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the notes as described in this pricing supplement, including determinations regarding each Price Multiplier, each Final Share Price, each Coupon Rate, any Market Disruption Events, business days, trading days, and non-calculation days. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

MLPF&S, one of our subsidiaries, will be the calculation agent for the notes. However, we may change the calculation agent at any time without notifying you.

Same-Day Settlement and Payment

The notes will be delivered in book-entry form only through DTC against payment by purchasers of the notes in immediately available funds. We will make payments of the principal amount and each interest payment in immediately available funds so long as the notes are maintained in book-entry form.

Events of Default

If an event of default (as defined in the Senior Indenture) occurs and is continuing, holders of the notes may accelerate the maturity of the notes, as described under “Description of Debt Securities—Events of Default and Rights of Acceleration” in the prospectus. Upon an event of default, you will be entitled to receive only your principal amount, and accrued and unpaid interest, if any, through the acceleration date. In case of an event of default, the notes will not bear a default interest rate.

Listing

The notes will not be listed on any securities exchange.

THE BASKET

None of the issuers of the Basket Components has authorized or sanctioned the notes or participated in the preparation of this pricing supplement. According to publicly available documents, each of issuers is subject to the informational requirements of the Exchange Act and files reports, and other information with the SEC. To the best of our knowledge, based upon public documents currently available as of the date of this pricing supplement, each of the issuers of the Basket Components is eligible to use a Form S-3 or Form F-3 Registration Statement for primary sales of its securities. In addition, each of the Basket Components is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information required by the SEC. Information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material also can be obtained from the Public Reference Section at prescribed rates. In addition, information filed electronically by each of the issuers of the Basket Components with the SEC can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov.

This pricing supplement relates only to the notes and does not relate to the Basket Components. We are not offering or selling securities of any of the issuers of the Basket Components. The descriptions of the Basket Components in this section are derived from the publicly available documents described in the preceding paragraph. None of us, MLPF&S, or any of our other affiliates has participated in the preparation of these documents, verified the accuracy or the completeness of the information concerning the Basket Components included in the publicly available documents or made any due diligence inquiry with respect to the Basket Components. We do not make any representation that the publicly available documents or any other publicly available information about the Basket Components are accurate or complete. There can be no assurance that events occurring prior or subsequent to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that might affect the value of any of the Basket Components have been or will be publicly disclosed. Because each Coupon Payment is related to the value of the Basket Components, those events, if any, also would affect the market value of the notes. We do not intend to furnish to you any additional information about the Basket Components. None of us, MLPF&S, or any of our other affiliates makes any representation to you as to the future performance of any of the Basket Components.

We obtained the historical prices of the Basket Components shown below from the Bloomberg Financial® service, without independent verification. The historical value of the Basket Components should not be taken as an indication of its future performance, and we cannot assure you that its Final Share Price determined on any Coupon Determination Date will not decrease from its Initial Share Price.

You should make your own investigation into the Basket Components.

HISTORICAL DATA ON THE BASKET COMPONENTS

Abercrombie & Fitch Co.

Abercrombie & Fitch Co. is a specialty retailer that operates stores selling casual apparel, such as knit shirts, graphic t-shirts, jeans, woven shirts, and personal care and other accessories for men, women, and children. The company operates stores in the United States and Canada, and sells its products over the Internet.

The following table sets forth the high, low, and period-end closing prices of Abercrombie & Fitch Co. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “ANF.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	70.50	55.18	58.30

Second Quarter	65.00	54.92	55.43

Third Quarter	71.60	50.95	69.48

Fourth Quarter	78.99	66.19	69.63

2007

First Quarter	83.22	71.06	75.68

Second Quarter	84.36	71.52	72.98

Third Quarter	82.91	69.15	80.70

Fourth Quarter	84.51	71.05	79.97

2008

First Quarter	82.06	70.20	73.14

Second Quarter	77.20	62.68	62.68

Third Quarter	63.09	35.74	39.45

Fourth Quarter	38.67	14.15	23.07

2009

First Quarter	25.77	17.11	23.80

Second Quarter	32.26	22.71	25.39

Third Quarter	34.34	23.00	32.88

Fourth Quarter	41.84	30.60	34.85

2010

First Quarter (through January 22, 2010)	36.21	29.98	29.98

Altria Group, Inc.

Altria Group, Inc. is a holding company. The company, through subsidiaries, manufactures and sells cigarettes and other tobacco products, including cigars and pipe tobacco. Altria holds an interest in a brewery company.

The following table sets forth the high, low, and period-end closing prices of Altria Group, Inc. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “MO.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	17.70	16.40	16.40

Second Quarter	17.10	15.90	17.00

Third Quarter	19.55	16.97	17.72

Fourth Quarter	19.96	17.51	19.86

2007

First Quarter	20.69	19.03	20.32

Second Quarter	22.15	20.98	21.63

Third Quarter	22.23	20.10	21.44

Fourth Quarter	24.12	21.37	23.31

2008

First Quarter	24.43	21.58	22.20

Second Quarter	22.77	20.00	20.56

Third Quarter	21.71	19.35	19.84

Fourth Quarter	20.55	14.45	15.06

2009

First Quarter	17.27	14.62	16.02

Second Quarter	17.39	16.11	16.39

Third Quarter	18.59	16.30	17.81

Fourth Quarter	20.37	17.47	19.63

2010

First Quarter (through January 22, 2010)	20.42	19.71	19.71

Archer-Daniels-Midland Company

Archer-Daniels-Midland Company procures, transports, stores, processes, and merchandises agricultural commodities and products. The company processes oilseeds, corn, milo, oats, barley, peanuts, and wheat. Archer-Daniels-Midland also processes produce products which have primarily two end uses including food or feed ingredients.

The following table sets forth the high, low, and period-end closing prices of Archer-Daniels-Midland Company from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “ADM.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	35.26	24.38	33.65

Second Quarter	45.25	35.21	41.28

Third Quarter	44.00	37.17	37.88

Fourth Quarter	39.87	31.48	31.96

2007

First Quarter	36.84	30.70	36.70

Second Quarter	39.52	32.27	33.09

Third Quarter	36.73	32.09	33.08

Fourth Quarter	47.09	32.70	46.43

2008

First Quarter	46.58	40.18	41.16

Second Quarter	48.18	32.51	33.75

Third Quarter	33.30	20.49	21.91

Fourth Quarter	28.83	15.29	28.83

2009

First Quarter	29.19	24.25	27.78

Second Quarter	28.97	23.73	26.77

Third Quarter	31.94	26.54	29.22

Fourth Quarter	32.61	28.43	31.31

2010

First Quarter (through January 22, 2010)	31.64	30.44	30.47

Barrick Gold Corporation

Barrick Gold Corporation is an international gold company with operating mines and development projects in the United States, Canada, South America, Australia, and Africa.

The following table sets forth the high, low, and period-end closing prices of Barrick Gold Corporation from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “ABX.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	31.46	25.65	27.24

Second Quarter	35.23	26.89	29.60

Third Quarter	34.04	28.28	30.72

Fourth Quarter	31.50	20.70	28.34

2007

First Quarter	32.11	27.42	28.55

Second Quarter	31.17	27.99	29.07

Third Quarter	40.94	29.60	40.28

Fourth Quarter	46.98	37.39	42.05

2008

First Quarter	53.57	41.94	43.45

Second Quarter	46.04	37.36	45.50

Third Quarter	50.39	26.60	36.74

Fourth Quarter	37.36	18.14	36.77

2009

First Quarter	39.58	26.04	32.42

Second Quarter	38.08	27.53	33.55

Third Quarter	40.04	31.48	37.90

Fourth Quarter	47.93	34.58	39.38

2010

First Quarter (through January 22, 2010)	41.76	36.50	36.50

Caterpillar Inc.

Caterpillar Inc. designs, manufactures, and markets construction, mining, agricultural, and forestry machinery. The company also manufactures engines and other related parts for its equipment, and offers financing and insurance. Caterpillar distributes its products through a worldwide organization of dealers.

The following table sets forth the high, low, and period-end closing prices of Caterpillar Inc. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “CAT.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	76.26	57.80	71.81

Second Quarter	81.14	66.32	74.48

Third Quarter	74.77	62.77	65.80

Fourth Quarter	69.94	59.00	61.33

2007

First Quarter	68.21	58.17	67.03

Second Quarter	82.49	66.35	78.30

Third Quarter	86.98	72.64	78.43

Fourth Quarter	82.51	67.83	72.56

2008

First Quarter	78.29	62.47	78.29

Second Quarter	85.28	73.75	73.82

Third Quarter	74.98	59.60	59.60

Fourth Quarter	56.95	32.78	44.67

2009

First Quarter	46.91	22.17	27.96

Second Quarter	40.00	28.99	33.04

Third Quarter	54.34	30.29	51.33

Fourth Quarter	60.40	48.83	56.99

2010

First Quarter (through January 22, 2010)	64.13	54.25	54.25

Deere & Company

Deere & Company manufactures and distributes a range of agricultural, construction and forestry, and commercial and consumer equipment. The company supplies replacement parts for its own products and for those of other manufacturers. Deere also provides product and parts financing services.

The following table sets forth the high, low, and period-end closing prices of Deere & Company from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “DE.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	39.89	34.00	39.53

Second Quarter	45.67	38.65	41.75

Third Quarter	42.39	34.34	41.96

Fourth Quarter	49.07	41.80	47.54

2007

First Quarter	57.98	45.45	54.32

Second Quarter	62.15	52.24	60.37

Third Quarter	74.21	58.55	74.21

Fourth Quarter	93.12	70.76	93.12

2008

First Quarter	94.69	76.40	80.44

Second Quarter	93.35	71.38	72.13

Third Quarter	73.47	47.76	49.50

Fourth Quarter	46.30	28.77	38.32

2009

First Quarter	45.99	24.83	32.87

Second Quarter	47.05	34.26	39.95

Third Quarter	46.31	35.31	42.92

Fourth Quarter	56.59	41.13	54.09

2010

First Quarter (through January 22, 2010)	59.95	53.02	53.02

General Electric Company

General Electric Company is a diversified technology, media, and financial services company. The company offers products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content, and industrial products. General Electric conducts operations globally.

The following table sets forth the high, low, and period-end closing prices of General Electric Company from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “GE.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	35.48	32.31	34.78

Second Quarter	35.16	32.88	32.96

Third Quarter	35.48	32.11	35.30

Fourth Quarter	38.15	34.71	37.21

2007

First Quarter	38.11	34.09	35.36

Second Quarter	39.29	34.76	38.28

Third Quarter	41.77	36.90	41.40

Fourth Quarter	42.12	36.25	37.07

2008

First Quarter	37.49	31.70	37.01

Second Quarter	38.43	26.26	26.69

Third Quarter	29.95	23.10	25.50

Fourth Quarter	24.50	12.84	16.20

2009

First Quarter	17.07	6.66	10.11

Second Quarter	14.53	10.17	11.72

Third Quarter	17.01	10.71	16.42

Fourth Quarter	16.84	14.19	15.13

2010

First Quarter (through January 22, 2010)	16.83	15.45	16.11

JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance.

The following table sets forth the high, low, and period-end closing prices of JPMorgan Chase & Co. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “JPM.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	42.11	38.05	41.64

Second Quarter	46.65	39.95	42.00

Third Quarter	47.22	40.71	46.96

Fourth Quarter	48.95	46.01	48.30

2007

First Quarter	51.65	46.70	48.38

Second Quarter	53.20	48.24	48.45

Third Quarter	50.05	43.00	45.82

Fourth Quarter	47.58	40.46	43.65

2008

First Quarter	48.25	36.48	42.95

Second Quarter	49.25	34.31	34.31

Third Quarter	48.24	31.02	46.70

Fourth Quarter	49.85	22.72	31.53

2009

First Quarter	31.35	15.90	26.58

Second Quarter	38.94	27.25	34.11

Third Quarter	46.47	32.27	43.82

Fourth Quarter	47.16	40.27	41.67

2010

First Quarter (through January 22, 2010)	44.79	39.16	39.16

McDonald’s Corporation

McDonald’s Corporation operates and franchises fast-food restaurants worldwide. The Company’s franchised and company operated fast food restaurants offer a variety of low price fast foods in locations around the world.

The following table sets forth the high, low, and period-end closing prices of McDonald’s Corporation from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “MCD.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	36.37	33.52	34.36

Second Quarter	35.96	31.94	33.60

Third Quarter	39.79	33.04	39.12

Fourth Quarter	44.36	39.51	44.33

2007

First Quarter	46.05	42.91	45.05

Second Quarter	52.50	44.82	50.76

Third Quarter	55.45	47.56	54.47

Fourth Quarter	63.13	55.95	58.91

2008

First Quarter	58.17	50.75	55.77

Second Quarter	61.17	55.40	56.22

Third Quarter	65.95	57.19	61.70

Fourth Quarter	63.66	51.55	62.19

2009

First Quarter	63.75	50.86	54.57

Second Quarter	60.99	52.40	57.49

Third Quarter	58.82	54.23	57.07

Fourth Quarter	64.53	56.61	62.44

2010

First Quarter (through January 22, 2010)	63.48	61.45	63.39

Monsanto Company

Monsanto Company provides agricultural products for farmers. The company’s business segments are seeds and genomics. Monsanto produces a wide range of seeds and develops biotechnology traits that assist farmers in controlling insects and weeds as well as provides other seed companies with genetic material and biotechnology traits for their seed brands.

The following table sets forth the high, low, and period-end closing prices of Monsanto Company from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “MON.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	43.99	39.31	42.38

Second Quarter	44.30	38.05	42.10

Third Quarter	48.24	41.02	47.01

Fourth Quarter	53.08	42.99	52.53

2007

First Quarter	56.48	49.85	54.96

Second Quarter	67.54	55.01	67.54

Third Quarter	85.74	62.72	85.74

Fourth Quarter	115.33	84.24	111.69

2008

First Quarter	127.25	97.13	111.50

Second Quarter	142.69	110.93	126.44

Third Quarter	125.12	97.15	98.98

Fourth Quarter	97.84	66.26	70.35

2009

First Quarter	87.64	71.65	83.10

Second Quarter	91.83	74.34	74.34

Third Quarter	86.22	71.34	77.40

Fourth Quarter	83.53	67.18	81.75

2010

First Quarter (through January 22, 2010)	86.65	77.89	77.89

Motorola, Inc.

Motorola, Inc. provides integrated communications solutions and embedded electronic solutions. The company offers wireless handsets, wireless accessories, digital entertainment devices, wireless access systems, voice and data communications systems, and enterprise mobility products.

The following table sets forth the high, low, and period-end closing prices of Motorola, Inc. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “MOT.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	24.53	20.53	22.91

Second Quarter	24.08	19.31	20.15

Third Quarter	25.27	18.69	25.00

Fourth Quarter	26.20	20.26	20.56

2007

First Quarter	20.57	17.50	17.67

Second Quarter	18.92	17.33	17.70

Third Quarter	18.72	16.06	18.53

Fourth Quarter	19.34	15.24	16.04

2008

First Quarter	16.07	9.21	9.30

Second Quarter	10.26	7.30	7.34

Third Quarter	10.33	6.68	7.14

Fourth Quarter	7.44	3.15	4.43

2009

First Quarter	4.93	3.10	4.23

Second Quarter	6.87	4.33	6.63

Third Quarter	9.20	6.04	8.59

Fourth Quarter	9.31	7.75	7.76

2010

First Quarter (through January 22, 2010)	8.13	7.21	7.21

The Boeing Company

The Boeing Company, together with its subsidiaries, develops, produces, and markets commercial jet aircraft, as well as provides related support services to the commercial airline industry worldwide. The company also researches, develops, produces, modifies, and supports information, space, and defense systems, including military aircraft, helicopters and space and missile systems.

The following table sets forth the high, low, and period-end closing prices of The Boeing Company from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “BA.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	79.18	66.49	77.93

Second Quarter	88.94	76.98	81.91

Third Quarter	83.75	72.80	78.85

Fourth Quarter	91.10	79.14	88.84

2007

First Quarter	91.71	85.43	88.91

Second Quarter	100.59	88.83	96.16

Third Quarter	107.23	92.74	104.99

Fourth Quarter	106.65	86.62	87.46

2008

First Quarter	86.98	72.45	74.37

Second Quarter	87.07	65.72	65.72

Third Quarter	69.26	55.47	57.35

Fourth Quarter	56.62	37.11	42.67

2009

First Quarter	46.31	29.36	35.58

Second Quarter	52.83	35.44	42.50

Third Quarter	54.62	39.04	54.15

Fourth Quarter	56.05	47.22	54.13

2010

First Quarter (through January 22, 2010)	62.20	56.18	57.77

United Technologies Corporation

United Technologies Corporation provides technology products and support services to customers in the aerospace and building industries worldwide. The company’s products include aircraft engines, elevators and escalators, heating and air conditioning equipment, helicopters, aerospace systems, fuel cell systems, and fire and safety equipment.

The following table sets forth the high, low, and period-end closing prices of United Technologies Corporation from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “UTX.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	59.28	54.47	57.97

Second Quarter	66.15	57.14	63.42

Third Quarter	64.61	57.96	63.35

Fourth Quarter	66.79	62.06	62.52

2007

First Quarter	68.93	62.47	65.00

Second Quarter	72.19	64.08	70.93

Third Quarter	80.69	71.08	80.48

Fourth Quarter	82.07	72.78	76.54

2008

First Quarter	76.28	66.23	68.82

Second Quarter	75.16	61.15	61.70

Third Quarter	67.42	56.66	60.06

Fourth Quarter	59.12	43.22	53.60

2009

First Quarter	54.95	37.56	42.98

Second Quarter	56.49	43.88	51.96

Third Quarter	63.23	49.43	60.93

Fourth Quarter	70.49	59.63	69.41

2010

First Quarter (through January 22, 2010)	72.81	69.08	69.08

Verizon Communications Inc.

Verizon Communications Inc. is a telecommunications company that provides wire line voice and data services, wireless services, Internet services, and published directory information. The company also provides network services for the federal government, including business phone lines, data services, telecommunications equipment and payphones.

The following table sets forth the high, low, and period-end closing prices of Verizon Communications Inc. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “VZ.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	33.59	29.14	32.67

Second Quarter	33.19	29.l7	32.13

Third Quarter	36.41	30.29	35.62

Fourth Quarter	37.26	34.09	37.07

2007

First Quarter	38.46	35.52	37.75

Second Quarter	43.62	37.20	40.99

Third Quarter	44.48	40.05	44.08

Fourth Quarter	45.86	41.06	43.50

2008

First Quarter	43.26	33.67	36.29

Second Quarter	39.59	34.28	35.40

Third Quarter	35.84	30.62	32.09

Fourth Quarter	34.23	25.08	33.90

2009

First Quarter	34.64	26.18	30.20

Second Quarter	33.03	28.81	30.73

Third Quarter	32.31	28.62	30.27

Fourth Quarter	33.73	28.64	33.13

2010

First Quarter (through January 22, 2010)	33.34	30.34	30.34

Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates discount stores, supercenters, and neighborhood markets. The company’s discount stores and supercenters offer merchandise such as apparel, housewares, small appliances, electronics, and hardware. Wal-Mart’s markets offer a full-line supermarket and a limited assortment of general merchandise. The company operates nationally and internationally.

The following table sets forth the high, low, and period-end closing prices of Wal-Mart Stores, Inc. from the first quarter of 2006 through January 22, 2010. This Basket Component trades on the New York Stock Exchange under the symbol “WMT.”

	High Closing Price	Low Closing Price	Period-End Closing Price

2006

First Quarter	48.54	44.74	47.24

Second Quarter	49.65	45.03	48.17

Third Quarter	49.81	43.02	49.32

Fourth Quarter	51.75	45.54	46.18

2007

First Quarter	50.26	45.73	46.95

Second Quarter	51.21	46.33	48.11

Third Quarter	49.15	42.27	43.65

Fourth Quarter	49.43	42.90	47.53

2008

First Quarter	53.62	45.72	52.68

Second Quarter	59.80	54.08	56.20

Third Quarter	63.17	56.02	59.89

Fourth Quarter	59.73	49.67	56.06

2009

First Quarter	57.18	46.42	52.10

Second Quarter	53.80	47.87	48.44

Third Quarter	51.88	47.57	49.09

Fourth Quarter	54.96	49.00	53.45

2010

First Quarter (through January 22, 2010)	55.01	52.92	52.94

SUPPLEMENTAL PLAN OF DISTRIBUTION

Our broker-dealer subsidiary, MLPF&S, will act as our selling agent in connection with the offering of the notes. The selling agent is a party to the Distribution Agreement described in the “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.

MLPF&S will purchase the notes from us for their principal amount, less the underwriting discount set forth on the cover page of this pricing supplement. MLPF&S will use a portion of that commission to allow estimated selling concessions to other dealers of 97% of the principal amount of the notes. These concessions include concessions and other amounts to be allowed to additional dealers.

MLPF&S is a member of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)). Accordingly, MLPF&S’s offering of the notes will conform to the requirements of NASD Rule 2720.

MLPF&S is not acting as your fiduciary or advisor, and you should not rely upon any communication from MLPF&S in connection with the notes as investment advice or a recommendation to purchase notes. You should make your own investment decision regarding the notes after consulting with your legal, tax, and other advisors.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement. See “Supplemental Plan of Distribution” on page S-12 of the accompanying prospectus supplement.”

MLPF&S and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying prospectus supplement and prospectus for offers and sales in secondary market transactions and market-making transactions in the notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. Our affiliates may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

U.S. FEDERAL INCOME TAX SUMMARY

The following summary of the material U.S. federal income tax considerations of the acquisition, ownership, and disposition of the notes is based upon the advice of Morrison & Foerster LLP, our tax counsel. The following discussion is not exhaustive of all possible tax considerations. This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular holder in light of its investment or tax circumstances or to holders subject to special tax rules, such as partnerships, subchapter S corporations, or other pass-through entities, banks, financial institutions, tax-exempt entities, insurance companies, regulated investment companies, real estate investment trusts, trusts and estates, dealers in securities or currencies, traders in securities that have elected to use the mark-to-market method of accounting for their securities, persons holding the notes as part of an integrated investment, including a “straddle,” “hedge,” “constructive sale,” or “conversion transaction,” persons (other than Non-U.S. Holders, as defined below) whose functional currency for tax purposes is not the U.S. dollar, persons holding the notes in a tax-deferred or tax-advantaged account, and persons subject to the alternative minimum tax provisions of the Code. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.

This summary is directed solely to holders that, except as otherwise specifically noted, will purchase the notes upon original issuance and will hold the notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment. This summary assumes that the issue price of the notes, as determined for U.S. federal income tax purposes, equals the principal amount thereof.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

As used in this pricing supplement, the term “U.S. Holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding paragraph, to the extent provided in Treasury regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to that date, that elect to continue to be treated as United States persons also are U.S. Holders. As used in this pricing supplement, the term “Non-U.S. Holder” means a holder that is not a U.S. Holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and, accordingly, this summary does not apply to partnerships. A partner of a partnership holding a note should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership, and disposition by the partnership of a note.

U.S. Holders—Income Tax Considerations

Interest and Original Issue Discount. The Coupon Rate will depend on the performance of the Basket from the pricing date of the notes through the applicable Coupon Determination Date. Accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” and a “projected payment schedule,” both as described below, established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder which does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

A “comparable yield” with respect to a note generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the note (taking into account for this purpose the level of subordination, term, timing of payments, and general market conditions, but ignoring any adjustments for liquidity or the riskiness of the contingencies with respect to the note). Notwithstanding the foregoing, a comparable yield must not be less than the applicable U.S. federal rate based on the overall maturity of the note.

A “projected payment schedule” with respect to a note generally is a series of projected payments, the amount and timing of which would produce a yield to maturity on that note equal to the comparable yield. This projected payment schedule will consist of a projection for tax purposes of each contingent interest payment and the principal amount.

Based on the comparable yield and the projected payment schedule of the notes, a U.S. Holder of a note (regardless of accounting method) generally will be required to accrue as OID the sum of the daily portions of interest on the note for each day in the taxable year on which the holder held the note, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of any contingent payments on the note, as set forth below. The daily portions of interest for a note are determined by allocating to each day in an accrual period the ratable portion of interest on the note that accrues in the accrual period. The amount of interest on the note that accrues in an accrual period is the product of the comparable yield on the note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the note at the beginning of the accrual period. The adjusted issue price of a note at the beginning of the first accrual period will equal its issue price. The issue price of each note in an issue of the notes is the first price at which a substantial amount of those notes has been sold (including any premium paid for those notes and ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). For any subsequent accrual period, the adjusted issue price will be (1) the sum of the issue price of the note and any interest previously accrued on the note by a holder (without regard to any positive or negative adjustments, described below) minus (2) the amount of any projected payments on the note for previous accrual periods. A U.S. Holder of a note generally will be required to include in income OID in excess of actual cash payments received for certain taxable years.

A U.S. Holder will be required to recognize interest income equal to the amount of any positive adjustment for a note for the taxable year in which a contingent payment is paid (including a payment of interest at maturity). A positive adjustment is the excess of actual payments in respect of contingent payments over the projected amount of contingent payments. A U.S. Holder also will be required to account for any “negative adjustment” for a taxable year in which a contingent payment is paid. A negative adjustment is the excess of the projected amounts of contingent payments over actual payments in respect of the contingent payments. A net negative adjustment is the amount by which total negative adjustments in a taxable year exceed total positive adjustments in such taxable year. A net negative adjustment (1) will first reduce the amount of interest for the note that a U.S. Holder would otherwise be required to include in income in the taxable year, and (2) to the extent of any excess, will result in an ordinary loss equal to that portion of the excess as does not exceed the excess of (A) the amount of all previous interest inclusions under the note over (B) the total amount of the U.S. Holder’s net negative adjustments treated as ordinary loss on the note in prior taxable years. A net negative adjustment is not subject to the 2% floor limitation imposed on miscellaneous deductions under Section 67 of the Code. Any net negative adjustment in excess of the amounts described above in (1) and (2) will be carried forward to offset future interest income on the note or to reduce the amount realized on a sale, exchange, or retirement of the note and, in the case of a payment at maturity, should result in a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

If all contingent payments on the notes become fixed on a day that is more than six months before the maturity date, applicable Treasury regulations provide that a holder should make adjustments to the prior and future interest inclusions in respect of the notes over the remaining term for the notes in a reasonable manner. U.S. Holders should consult their tax advisor as to what would be a “reasonable manner” in their particular situation.

The following table assumes an expected issue date of February 25, 2010 and maturity date of February 25, 2015 for the notes and is based upon a hypothetical projected payment schedule (set forth below) and a hypothetical comparable yield equal to 4.19% per annum (compounded semi-annually), that we established for the notes, and shows the amounts of ordinary income from a note that an initial U.S. Holder that holds the note until maturity and pays taxes on a calendar year basis should be required to report each calendar year. The following tables are for illustrative purposes only. The actual tables will be completed on the pricing date and included in the final pricing supplement.

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 principal amount per unit of the notes)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 principal amount per unit of the notes)

February 25, 2010 through December 31, 2010	$35.80	$35.80

January 1, 2011 through December 31, 2011	$42.34	$78.14

January 1, 2012 through December 31, 2012	$42.34	$120.48

January 1, 2013 through December 31, 2013	$42.34	$162.82

January 1, 2014 through December 31, 2014	$42.34	$205.16

January 1, 2015 through February 25, 2015	$6.54	$211.69

In addition, we have determined the hypothetical projected payment schedule for the notes as follows:

Taxable Year	Payment on February 25

2011	$42.34

2012	$42.34

2013	$42.34

2014	$42.34

2015	$1,042.34

You should be aware that these amounts are not calculated or provided for any purposes other than the determination of a U.S. Holder’s interest accruals and adjustments with respect to the notes for U.S. federal income tax purposes. By providing the table above and the projected payment schedule, we make no representations regarding the actual amounts of interest payments on the notes.

Sale, Exchange, or Retirement. Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and that holder’s tax basis in the note. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments) and reduced by any projected payments for previous periods on the notes. A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the note. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Unrelated Business Taxable Income

Section 511 of the Code generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the notes are held for investment purposes, the amount of income or gain realized with respect to a note should not constitute unrelated business taxable income. However, if a note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a note to purchase or carry the note, all or a portion of any income or gain realized with respect to such note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the notes should be aware that whether or not any income or gain realized with respect to a note which is owned by an organization that is generally exempt from U.S. federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the notes that are generally exempt from U.S. federal income taxation should consult with their own tax advisors concerning the U.S. federal income tax consequences to them of investing in the notes.

Non-U.S. Holders—Income Tax Considerations

U.S. Federal Income and Withholding Tax

Under current U.S. federal income tax law and subject to the discussion below concerning backup withholding, principal and interest payments, including any OID, that are received from us or our agent and that are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, or a permanent establishment maintained in the United States if certain tax treaties apply, generally will not be subject to U.S. federal income or withholding tax except as provided below. Interest, including any OID and any gain realized on the sale, exchange, or retirement of a note, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if:

•	a Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	a Non-U.S. Holder is a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us (directly or indirectly) through stock ownership;

•	a Non-U.S. Holder is a bank extending credit under a loan agreement in the ordinary course of its trade or business;

•

the payments on the notes are determined by reference to the income, profits, changes in the value of property or other attributes of the debtor or a related party (other than payments that are based on the value of a security or index of securities that are, and will continue to be, actively traded within the meaning of Section 1092(d) of the Code, and that are not nor will be a “United States real property interest” as described in Section 897(c)(1) or 897(g) of the Code); or

•	the Non-U.S. Holder does not satisfy the certification requirements described below.

A Non-U.S. Holder generally will satisfy the certification requirements if either: (A) the Non-U.S. Holder certifies to us or our agent, under penalties of perjury, that it is a non-United States person and provides its name and address (which certification may generally be made on an IRS Form W-8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the notes either (i) certifies to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from the Non-U.S. Holder certifying that it is a non-United States person and furnishes us with a copy of the statement or (ii) otherwise complies with applicable U.S. federal income and withholding tax certification requirements.

Payments not meeting the requirements set forth above and thus subject to withholding of U.S. federal income tax may nevertheless be exempt from withholding (or subject to withholding at a reduced rate) if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form)

claiming an exemption from, or reduction in, withholding under the benefit of a tax treaty, or IRS Form W-8ECI (or other applicable form) stating that income on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business within the United States as discussed below. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

If a Non-U.S. Holder of a note is engaged in the conduct of a trade or business within the United States and if interest (including any OID) on the note, or gain realized on the sale, exchange, or other disposition of the note, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), the Non-U.S. Holder, although exempt from U.S. federal withholding tax (provided that the applicable certification requirements are satisfied), generally will be subject to U.S. federal income tax on such interest (including any OID) or gain on a net income basis in the same manner as if it were a U.S. Holder. Non-U.S. Holders should read the material under the heading “—U.S. Holders—Income Tax Considerations,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the notes. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the United States, subject to certain adjustments.

U.S. Federal Estate Tax

Under current law, a note should generally not be includible in the estate of a Non-U.S. Holder unless the individual actually or constructively owns 10% or more of the total combined voting power of all classes of our stock entitled to vote or, at the time of the individual’s death, payments in respect of that note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding and Information Reporting

In general, in the case of a U.S. Holder, other than certain exempt holders, we and other payors are required to report to the IRS all payments of principal, any premium, and interest on the notes, and the accrual of OID. In addition, we and other payors generally are required to report to the IRS any payment of proceeds of the sale of a note before maturity. Additionally, backup withholding generally will apply to any payments, including payments of OID, if a U.S. Holder fails to provide an accurate taxpayer identification number and certify that the taxpayer identification number is correct, the U.S. Holder is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns or a U.S. Holder does not certify that it has not underreported its interest and dividend income.

In the case of a Non-U.S. Holder, backup withholding and information reporting will not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a United States person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge that the holder is a United States person, or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on behalf of a holder generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for U.S. federal income tax purposes, a foreign partnership that is either engaged in a trade or business within the United States or whose U.S. partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a trade or business within the United States, or a U.S. branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to a holder unless the broker, custodian, nominee, or other dealer has documentation of the holder’s foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary.

Payment of the proceeds from a sale of a note to or through the U.S. office of a broker is subject to information reporting and backup withholding, unless the holder certifies as to its non-United States person status or otherwise establishes an exemption from information reporting and backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in “reportable transactions” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and to retain a copy of all documents and records related to the transaction. In addition, “material advisors” with respect to such a transaction may be required to file returns and maintain records, including lists identifying investors in the transaction, and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based on any of several criteria, one or more of which may be present with respect to an investment in the notes. Whether an investment in the notes constitutes a “reportable transaction” for any investor depends on the investor’s particular circumstances. Investors should consult their own tax advisors concerning any possible disclosure obligation they may have for their investment in the notes and should be aware that, should any “material advisor” determine that the return filing or investor list maintenance requirements apply to this transaction, they would be required to comply with these requirements.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing, or other employee benefit plan subject to ERISA (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Code, with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MLPF&S or any of our other affiliates is a party in interest, unless the notes are acquired under an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various PTCEs issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding, or disposition of the notes. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held, or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding, or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding, or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with plan assets of any Plan or with any assets of a governmental, church, or foreign plan that is subject to any federal, state, local, or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding, and disposition are eligible for exemptive relief or such purchase, holding, and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church, or foreign plan, any substantially similar federal, state, local, or foreign law).

The fiduciary investment considerations summarized above generally apply to employee benefit plans maintained by private-sector employers and to individual retirement accounts and other arrangements subject to Section 4975 of the Code, but generally do not apply to governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA), and foreign plans (as described in Section 4(b)(4) of ERISA). However, these other plans may be subject to similar provisions under applicable federal, state, local, foreign, or other regulations, rules, or laws (“similar laws”). The fiduciaries of plans subject to similar laws should also consider the foregoing issues in general terms as well as any further issues arising under the applicable similar laws.

Purchasers of the notes have exclusive responsibility for ensuring that their purchase, holding, and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

This discussion is a general summary of some of the rules which apply to benefit plans and their related investment vehicles. This summary does not include all of the investment considerations relevant to Plans and other benefit plan investors such as governmental, church, and foreign plans and should not be construed as legal advice or a legal opinion. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan or other benefit plan investor consult with their legal counsel prior to directing any such purchase.